EXHIBIT 21
Active Subsidiaries of Registrant
Name	State of Organization

Curt Manufacturing, Ltd	British Columbia, Canada
Zieman Manufacturing Company	California
Curt Manufacturing, LLC	Delaware
Lippert Components, Inc.	Delaware
Lippert Components Manufacturing, Inc.	Delaware
LCI Transit Corp.	Delaware
Taylor Made Group, LLC	Delaware
LCI Industries GmbH	Germany
Schaudt GmbH Elektrotechnik & Apparatebau	Germany
LCI Idaho Realty, LLC	Idaho
LCI Idaho Realty II, LLC	Idaho
Lippert Components India Private Limited	India
LCI Service Corp.	Indiana
KM Realty, LLC	Indiana
KM Realty II, LLC	Indiana
LCM Realty, LLC	Indiana
LCM Realty II, LLC	Indiana
LCM Realty IV, LLC	Indiana
LCM Realty VI, LLC	Indiana
LCM Realty IX, LLC	Indiana
LCM Realty X, LLC	Indiana
LCM Realty XI, LLC	Indiana
LCM Realty XII, LLC	Indiana
Veada Industries, Inc.	Indiana
Taylor Made Glass & Systems Limited	Ireland
Ke-Star S.r.l.	Italy
LCI Italy S.r.l.	Italy
Innovative Design Solutions, Inc.	Michigan
Delta Glass B.V.	Netherlands
LCI Industries B.V.	Netherlands
Polyplastic B.V.	Netherlands
Polyplastic Group B.V.	Netherlands
Lippert Components Canada Distribution, Ltd.	Ontario, Canada
LCI Canada Group, Inc.	Quebec, Canada
LCI Industries Pte. Ltd.	Singapore
Kaspar Ranch Hand Equipment, LLC	Texas
Kinro Texas, Inc.	Texas
Ciesse Med Suarl	Tunisia
LCI Industries UK, Ltd.	United Kingdom
Lewmar Ltd.	United Kingdom
Lewmar Marine Ltd.	United Kingdom

EXHIBIT 21
Active Subsidiaries of Registrant
Name	State of Organization

Trend Marine Products Limited	United Kingdom
Furrion Holdings Limited	Hong Kong
Furrion Limited	Hong Kong
Furrion LLC	Delaware